Exhibit 10.2

August 18, 2010

K. James Ehlen, Chair
Angeion Corporation
350 Oak Grove Parkway
Saint Paul, Minnesota   55127-8599

BlueLine Partners, L.L.C.
c/o Scott Shuda
Managing Director
402 Railroad Avenue, Suite 201
Danville, California  94526

Gentlemen,

In connection with the execution of the Agreement dated as of August 18, 2010 between Angeion Corporation (“Angeion’) and BlueLine Partners, L.L.C., individually and on behalf of the other entities listed in the Joint Filing Agreement attached as Exhibit A to the Schedule 13D/A dated August 10, 2010 (collectively “BlueLine”):

I hereby tender my resignation as a director of Angeion to be effective upon acceptance by the Board of Angeion;

I agree that I may not revoke this resignation until the earlier of (i) the date that Angeion and BlueLine complete the process of reconstituting the Angeion Board of Directors by accepting three resignations of current directors of Angeion and (ii) September 2, 2010.

[Resigning Director Name]